April 28, 2005

Securities and Exchange Commission
Mail Stop 9-5
450 5th Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read the comments made regarding us in Item 4.01 of Form 8-K / A of Industrial Services of America, Inc. dated April 14, 2005 and filed April 28, 2005, as contained in the first and fourth sentences of the second paragraph of Item 4.01, and the third, fourth, eighth and ninth paragraphs of Item 4.01, and are in agreement with those statements.

Crowe Chizek and Company LLC
Louisville, Kentucky

cc: Mr. David Lester
Audit Committee Chairman
Industrial Services of America, Inc.